6	CODE OF ETHICS

6.1	General Guidelines

AthenaInvest and AthenaInvest Personnel are responsible for maintaining the highest ethical standards when conducting business with, regarding, or through AthenaInvest. In keeping with these standards, all AthenaInvest Personnel must keep in mind the importance of putting the interests of customers first. Moreover, AthenaInvest Personnel should adhere to the spirit as well as the letter of the law, and be vigilant in guarding against anything that could color their judgment. AthenaInvest has earned and wants to maintain a reputation for the utmost integrity. Regardless of lesser standards that may be followed through business or community custom, AthenaInvest Personnel must observe exemplary standards of openness, integrity, honesty and trust. Accordingly, AthenaInvest has adopted certain standards for the purpose of deterring wrongdoing and promoting:

•	Honest and ethical conduct;
•	Full, fair, accurate and timely disclosure in reports and documents;
•	Compliance with applicable laws (including federal securities laws), rules and regulations;
•	Prompt internal reporting of violations of AthenaInvest’s Code of Ethics; and
•	Accountability for adherence to the Code of Ethics.

Specific policies are discussed in further detail later; however, the following are general guidelines of which AthenaInvest Personnel should be aware.

6.2	Who Must Comply

All AthenaInvest Personnel, both registered and unregistered, including IAR’s registered with our firm and our Executive Officers are be subject to our Code of Ethics.

6.3	Code of Ethics Acknowledgement

6.3.1	Initial Acknowledgement

Rule 204A-1 requires personnel who are subject to AthenaInvest’s Code of Ethics to acknowledge, in writing, receipt of a copy of the Code of Ethics and any amendments. AthenaInvest distributes its Code of Ethics manual and amendments to the Code of Ethics in electronic format or make them available in AthenaInvest’s internal website.

All Athena Personnel are required to acknowledge their receipt of the firm’s Code of Ethics no later than 10 days after they become subject to AthenaInvest’s Code of Ethics.

6.3.2	Annual Acknowledgement

All Athena Personnel are also required to certify at least annually that they have read and understand the Code of Ethics.

6.4	Personal Securities Transactions and Holdings

Certain Athena Personnel may have access to non-public, confidential client or non-public investment management information that places them in a position of special trust (collectively, the “Access Persons”). Laws, ethics and AthenaInvest’s policies place a responsibility on all Access Persons to ensure that the highest standards of honesty and integrity are maintained at all times. There are several rules that must be followed to avoid possible conflicts of interest in regards to personal securities transactions. Keep in mind, however, that placing the interests of customers first is the principal of AthenaInvest’s polices and applies even if the matter is not covered by a specific provision.

6.4.1	Reporting Requirements for Access Persons

6.4.1.1	Definitions

Immediate Family Members: Immediate Family Member means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

Personal Accounts - Personal Account means the following securities accounts:

•	Access Person’s personal account(s)
•	Any joint or tenant-in-common account in which the individual (Access Person) has an interest or is a participant
•	Any account for which the individual (Access Person) acts as a trustee, executor, or custodian
•	Any account over which the individual (Access Person) has investment discretion or otherwise can exercise control including the account of entities controlled directly or indirectly by the Access Person
•	Any accounts in which the individual (Access Person) has a direct or indirect beneficial or financial interest (other than such accounts over which the Access Person has no investment discretion and cannot otherwise exercise control)

Reportable Securities Holdings: Holdings of individual stocks, bonds, closed-end mutual funds, ETFs, limited partnerships, municipal bond, zero coupon bonds, options, open- end mutual funds managed or controlled either by AthenaInvest or its affiliates

Reportable Transactions: Transactions of individual stocks, bonds, closed-end mutual funds, ETFs, limited partnerships, municipal bond, zero coupon bonds, options. Transactions include purchase, redemption, reallocation, rebalancing, and gift given or received.

Exclusion from Reporting Requirements: Transactions and holdings of the following are excluded from the reporting requirements:

•	Government-backed securities
•	Money market instruments such as banker’s acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments
•	Money market funds
•	Open-end mutual funds (excluding open-end mutual funds that are managed or controlled either by AthenaInvest or its affiliates)
•	Unit investment trust
•	Automatic investment plan of reportable securities unless dollar amount or percentage of allocation of the automatic investment plan changes during the reportable period
•	Securities held in accounts over which you had no direct or indirect influence or control

6.4.1.2	Securities Transactions Report

Access Persons are required to submit quarterly securities transactions reports. Reports must be submitted no later than 30-days after the end of each calendar quarter and must include all transactions that occurred during the quarter. Reports must contain the following:

•	Date and nature of the transaction (i.e., purchase, sale);
•	Name/Title, ticker symbol or CUSIP number, interest rate and maturity date, and type of security;
•	Amount of the security involved (i.e. number of shares/principal amount (if applicable));
•	Price of the transaction;
•	Name of the broker/dealer through which the transaction was effected; and
•	Date the Access Person submits the report

6.4.1.3	Securities Holdings Report

Access Persons are required to submit a holdings report containing all current securities holdings. The report must be submitted no later than 10 days after the person becomes subject to our Code of Ethics and at least once each 12-month period thereafter.

The holdings report must be current as of no more than 45-days: (i) prior to the date of the person becoming subject to the firm’s Code of Ethics for the initial holdings report; and (ii) prior to the date the report was due for the annual holdings report. The report must disclose:

•	Date of the Holdings Report;
•	Name/Title, ticker symbol or CUSIP number, interest rate, and maturity date and type of security;
•	Amount of the security involved (i.e. number of shares/principal amount (if applicable));
•	Name of the broker/dealer through which the transaction was effected; and
•	Date the Access Person submits the report.

6.4.1.4	Additional Reporting Requirement Specific to Investment Professionals

Portfolio counselors/managers, investment analysts and certain investment specialists (collectively “Investment Professionals”) are required to disclose securities they own both personally and professionally on a quarterly basis. Analysts are also required to disclose securities they hold personally that are within their research coverage or could be eligible for recommendation by the analyst professionally in the future in light of current research coverage areas. Certain Access Persons who are in a position to recommend a security that they own personally for purchase or sale in a customer account should first disclose their personal ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation.

6.4.2	No Insider Trading

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industries, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences. While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all AthenaInvest Personnel and extend to activities both within and outside each person’s duties. AthenaInvest Personnel who believe they have material non-public information must notify our CCO. (also refer to “Insider Trading” section of the firm’s IAPPM)

6.4.3	Prohibited Securities Transactions

The following transactions are generally prohibited:

•	Short selling of securities subject to pre-clearance
•	Spread betting on securities
•	Writing puts and calls on securities subject to pre-clearance

6.4.4	Pre-Clearance of Securities Transactions

Pre-clearance requests are handled during the market hours, generally 9:30AM to 4:00PM Eastern Standard Time. Transactions are generally not permitted in securities on days customers are transacting in the issuer in question. In the case of Investment Professionals, permission to transact will be denied if the transaction would violate the seven-day blackout or short-term profits policies (see below). Pre-clearance requests by Investment Professionals are subject to special review.

Access persons must obtain the CCO’s approval before directly or indirectly acquiring beneficial ownership in any security in an initial public offering or in a limited offering.

6.4.5	No Excessive Trading of AthenaInvest Portfolios

Access Persons and their immediate family member residing in the same household should not engage in excessive trading of AthenaInvest managed investment vehicles worldwide in order to take advantage of short-term market movements. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders and customers.

6.4.6	Ban on Short-Term Trading Profits

Investment Professionals are generally prohibited from profiting from the purchase and sale or sale and purchase of the same securities within 60 calendar days. This restriction applies to the purchase of an option and the sale of an option, or the purchase of an option and the exercise of the option and sale of shares within 60 days. Although the Investment Professional may be granted pre-clearance at the time the option is purchased, there is a risk of being denied permission to sell the option or exercise and sell the underlying security. Accordingly, transactions in options on individual securities are strongly discouraged.

6.4.7	Blackout Periods

Investment Professionals may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a customer account transacts in that issuer. The blackout period applies only to trades in the same management company with which the associate is affiliated. If a customer account transaction takes place in the seven calendar days following a pre-cleared transaction by an Investment Professional, the personal transaction may be reviewed to determine the appropriate action, if any. This prohibition does not apply to an investment professional’s account that is traded according to one of Athena’s investment models in the framework of a typical trading cycle.

6.5	Gifts and Entertainment Policy

6.5.1	General Guideline

A conflict of interest occurs when the private interests of Athena Personnel interfere or could potentially interfere with their responsibilities at work. Athena Personnel must not place themselves or the company in a position of actual or potential conflict. Athena Personnel may not accept (or give) gifts worth more than $100, or accept (or extend) excessive business entertainment, or anything else involving personal gain from (or to) those who conduct business with AthenaInvest.

Business entertainment exceeding $500 in value should not be accepted (or given) unless he or she receives permission from the CCO in writing. Gifts or entertainment extended by Athena Personnel and approved by the CCO for reimbursement by AthenaInvest do not need to be reported (or pre-cleared). The expenses, however, are subject to the approval of the Personnel’s manager. When giving a gift or extending entertainment on behalf of AthenaInvest, it is important to keep in mind that extravagant or excessive gifts or entertainment may create the appearance of conflict. Athena Personnel should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials – especially those responsible for investing public funds.

6.5.2	Working with Intermediaries

Each Intermediary may also have its own gifts and entertainment policy. Our CCO obtains its gifts and entertainment policies and procedures from each Intermediary, and make it available to Athena Personnel.

Athena Personnel must be also familiar with each Intermediary’s gifts and entertainment polices and procedures. When/if either a receiving or giving Intermediary’s policy is different than ours; we comply with more rigorous guideline when we interact with the Intermediary and its Representatives.

6.5.3	Reporting

The limitations on accepting (or giving) gifts apply to all Athena Personnel as described above, and Athena Personnel are required to complete disclosures. Access Person must report any gift exceeding $50 and business entertainment in which an event exceeds $200.

6.6	Outside Employment, Directorship and Other Business Activities

Material outside business interests may give rise to potential conflicts of interest. Athena Personnel are required to disclose senior officer positions or ownership of more than 5% of public or private companies that are or potentially may do business with AthenaInvest. This reporting requirement also applies to Athena Personnel’s spouse and any immediate family member(s) residing in the same household.

Athena Personnel are also required to disclose any employment or receipt of compensation from any other person or entity. Upon receipt of such notification, our CCO evaluates the disclosed outside activities and outside compensation arrangement.

The evaluation should include, but not limited to, whether such employment or receipt of compensation:

•	Interfere with or otherwise compromise the reporting person’s responsibilities to AthenaInvest and/or our customers;
•	Create a conflict of interest and whether or not such conflict of interest can be eliminated or mitigated; and
•	Require or trigger AthenaInvest to update its disclosure documents (i.e., ADVs).

6.7	Additional Code of Ethics Requirements for Senior Officers

In addition, AthenaInvest has adopted certain provisions of Section 406 of the Sarbanes of Oxley Act of 2002. These provisions apply to our principal executive officer, chief executive officer, and treasurer (collectively “Senior Officers”). It is the responsibility of Senior Officers to foster, by their words and actions, a corporate culture that encourages and honors ethical conduct, including the ethical resolution of, and appropriate disclosure of conflicts of interest;

•	Senior Officers should work to assure a working environment that is characterized by respect for law and compliance with applicable rules and regulations.
•	Each Senior Officers must act in an honest and ethical manner while conducting the affairs of AthenaInvest, including the ethical handing of actual or apparent conflicts of interest between personal and professional relationships. Duties of Senior Officers include:
o	Acting with integrity;
o	Adhering to a high standard of business ethics; and
o	Not using personal influence or personal relationships to improperly influence investment decisions or financial reporting whereby the Senior Officer would benefit personally to detriment of AthenaInvest.
•	Senior Officers must not knowingly misrepresent, or cause others to misrepresent facts about AthenaInvest to others, including AthenaInvest’s auditors, independent directors, governmental regulators and self regulatory organizations.
•	Any existing or potential violations of this Code of Ethics must be reported to the CCO. The Board of Directors will determine the appropriate sanction for any violations of the Code of Ethics, including removal from office.

6.8	Reporting of Violations

Athena Personnel must promptly report to the CCO violations or potential violations including:

o	Fraud or illegal acts involving any aspect of AthenaInvest’s and/or related business;
o	Noncompliance with applicable laws, rules and regulations;
o	Intentional or material misstatements in regulatory filings, internal books and records, or customer records and reports; or
o	Activity that is harmful to either our public customers or intermediaries.